Gary B. Wolff, P.C.
COUNSELOR AT LAW	488 Madison Avenue Suite 1100 New York, New York 10022
Tel: (212) 644-6446 Fax: (212) 644-6498 Email: wolffpc@nyc.rr.com

Exhibit 5.1a and 23.2

January 14, 2010

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re:

WINDOWS AND WALLS UNLIMITED, INC. (hereinafter “WWU”) Registration Statement on Form S-1 Relating to a maximum of 2,086,300 shares of WWU

Common Stock, par value $.001per share

Gentlemen:

I have been requested by WWU, a Delaware corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the “Registration Statement”) covering a maximum of 2,086,300 shares which will be offered by VIP.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of WWU, each as amended to date, copies of the records of corporate proceedings of VIP, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.

This opinion opines upon Delaware law, including the statutory provisions as well as all applicable provisions of the Delaware constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Gary B. Wolff

Gary B. Wolff